ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated September 24, 2013

Until dynamic markets come with a playbook, there are UBS ETRACS.

UBS ETRACS exchange-traded

notes (ETNs) are a diverse set of

investment vehicles designed to help

you put your ideas into practice.

ETRACS offer a broad array of highly

innovative and timely investment

solutions, including 13 commodity ETNs,

six MLP ETNs and a number of income

products. With 29 ETNS in all, ETRACS

bring you access, choice and precision.

Until your portfolio is at the top of its game…

We will not rest

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1- 877-387 2275). This communication is issued by UBS AG or an affiliate thereof (“UBS”). In the U.S., it is issued by UBS Securities LLC, member FINRA, NYSE and SIPC. To the extent permitted by law, UBS does not accept any liability arising from the use of this communication.

© UBS 2013. All rights reserved.